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Exhibit 2.3



December 10, 2002







Omega Funding, Inc.
23402 Savana Court
Boca Raton, FL 33433



Attn: Nina Cannon, President



         This is to certify that an inventory was taken in Universal Video located in Hermitage, TN on December 3 & 4, 2002.

         This inventory was computed by: RGIS Inventory Specialists, 6001 Jackson Square Blvd., Suite 1001, LaVergne, TN 37086.

         I hereby certify that this inventory is correct to the best of my knowledge and belief.

    Please direct all correspondence regarding this inventory to the Nashville South office.

Sincerely,

/s/ Melissa Stickley,

Melissa Stickley,
Area Manager



MAS/kd


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